UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2006
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer Identification No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

The following statement was released by Caterpillar Inc. on August 24, 2006.

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FOR IMMEDIATE RELEASE

August 24, 2006

Caterpillar And Navistar International Announce Settlement of Various Lawsuits
Other new agreements include long-term supply for engines, fuel systems and remanufacturing services

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) announced today settlement of various lawsuits with Navistar International Corporation (NYSE: NAV), one of the leading heavy-duty truck producers in the United States and the parent company of International Truck and Engine Corporation. Caterpillar and Navistar are building on their long-standing business relationship by signing a series of licensing and long-term supply agreements that are expected to increase business opportunities for both companies.

“Navistar is a very important customer to Caterpillar, and I’m pleased we’re able to settle our differences and move forward in a positive way,” said Caterpillar Chairman and Chief Executive Officer Jim Owens. “This agreement provides a solid foundation for a continued long-term business relationship that benefits us both.”

Navistar Chairman, President and Chief Executive Officer Daniel Ustian said, “This agreement sets in place the framework for further expansion of our long relationship with Caterpillar. I am extremely pleased that we have been able to reach agreement on issues that were a distraction to both companies and can concentrate on working together to continue to build a productive and prosperous relationship.”

Long-term supply agreements have been established for Caterpillar on-highway truck engines, fuel injectors and remanufacturing services. As part of the agreement, Caterpillar Remanufacturing will act as International’s lead global remanufacturing service provider. Under this new relationship, the parties will examine and explore opportunities to enhance the overall value of International’s remanufactured products and services.

“This opportunity is a natural extension to the remanufacturing program that we offer today for Cat branded truck engines,” said Steve Fisher, Caterpillar vice president with responsibility for remanufacturing. “We look forward to the opportunity to support International’s initiative to increase truck value by offering a world-class remanufactured products program.”

“We are pleased to forge an alliance with Caterpillar Remanufacturing,” said Phyllis Cochran, International vice president and general manager of the company’s parts operations. “We will leverage Caterpillar’s product development capabilities to accelerate introduction of reman products at lower cost and improved quality.”

In clearing the way for the new agreements, Caterpillar and Navistar agreed on August 24, 2006, to settle all current and pending litigation between the two companies. As part of the litigation settlement, Caterpillar will receive an up-front cash payment and a three-year promissory note from Navistar. Based on Caterpillar’s current receivable balances related to the Navistar litigation, the settlement will result in an after-tax charge to Cat of approximately $50 million. Future incremental benefits from this expanded relationship are expected to more than offset the up-front loss. The third-quarter charge was not included in Caterpillar’s 2006 outlook issued with the second-quarter 2006 release. The 2006 financial impact of this agreement will be included in the company’s 2006 outlook to be provided in the third-quarter 2006 release.

For more than 80 years, Caterpillar Inc. has been making progress possible and driving positive and sustainable change on every continent. With 2005 sales and revenues of $36.339 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.CAT.com/.

Contact:
Rusty Dunn
Corporate Public Affairs
Caterpillar Inc.
309-675-4803
dunn_rusty@cat.com

SAFE HARBOR
Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of Caterpillar Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “will,” or other similar words and phrases often identify forward-looking statements made on behalf of Caterpillar. It is important to note that actual results of the company may differ materially from those described or implied in such forward looking statements based on a number of factors and uncertainties, including, but not limited to, changes in economic conditions, currency exchange rates or political stability; market acceptance of the company’s products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 2, 2006. We do not undertake to update our forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

August 24, 2006	By:	/s/James B. Buda

James B. Buda
Vice President